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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported


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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|  KENSLER          RICHARD           B.     |    FLORIDA BANKS, INC. (FLBK)               |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  2008 WATER CREST DRIVE                    |    Person, if an Entity |   12/31/00        |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|       title below)            below)  |
|                 (Street)                   |                         |5. If Amendment,   |       CHIEF CREDIT OFFICER            |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  ORANGE PARK,       FL              32073  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMMON STOCK, $.01      |                 |             |        |        |        |                   |             |          |
| PAR VALUE, PER SHARE     |       --        |     --      |   --   |   --   |   --   |      3,640(1)     |      D      |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|COMMON STOCK OPTIONS   |            |           |           |       |        |        |        |COMMON|            |              |
|(RIGHT TO BUY)         |   $10.00   |    (2)    |    --     |   --  |  --    |  (2)   |08/13/08|STOCK |  20,000    |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|COMMON STOCK OPTIONS   |            |           |           |       |        |        |        |COMMON|            |              |
|(RIGHT TO BUY)         |   $ 6.56   |    (3)    |    --     |   --  |  --    |  (3)   |01/21/10|STOCK |   8,000    |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|    20,000          |            D             |         --           |
|--------------------|--------------------------|----------------------|
|     8,000          |            D             |         --           |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

 (1) Includes 236 shares acquired under the Florida Banks employee stock purchase plan on August 3, 2000.

 (2) These options were granted on August 13, 1998, and vest in accordance with the following schedule: 5,000 vested on August 13, 1999, 5,000 vested on August 13, 2000,
     5,000 shares vest on August 13, 2001 and 5,000 shares vest on August 13, 2002.

 (3) These options were granted on January 21, 2000, and vest in accordance with the following schedule: 2,666 vest on January 21, 2001, 2666 vest on January 21, 2002, and
     2,666 vest on January 21, 2003.

 **  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Richard B. Kensler                2/14/01
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    Richard B. Kensler
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
